Sub-Item 77I: Terms of new or amended securities

The Board of Trustees approved the creation of the Polen U.S. Small Company Growth Fund, (the "Fund"), an additional series of FundVantage Trust (the "Trust") at its June 26-27, 2017 Meeting of the Board of Trustees. The Fund consists of two classes of shares: Investor Class shares and Institutional Class shares.
A description of the Fund's Investor Class shares and Institutional Class shares is contained in the Fund's Prospectus and Statement of Additional Information which was filed with the Commission pursuant to Rule 485(b) of the Securities Act of 1933, as amended (the "1933 Act") on October 31, 2017.

The Board of Trustees approved the name change of the Lateef Fund to the Lateef Focused Growth Fund (the "Fund") an additional series of the Trust via a Unanimous Written Consent dated September 12, 2017. The Lateef Focused Growth Fund consists of three classes of shares: Class A shares, Class C shares and Class I shares. A description of the Fund's share classes is contained in the Fund's Prospectus and Statement of Additional Information each dated September 15, 2017, which was filed with the Commission pursuant to Rule 497(e) of the 1933 Act on September 15, 2017.